EXHIBIT 23.3

July 11, 2011

John Howe

Chief Financial Officer and Senior Vice President

ZELTIQ Aesthetics, Inc.

4698 Willow Road, Suite 100

Pleasanton, CA 94588

Easton Associates, LLC hereby consents to references to our name in the Registration Statement on Form S-1 to be filed with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, in connection with the initial public offering of shares of common stock of ZELTIQ Aesthetics, Inc. (“ZELTIQ”). We consent to the use in the sections of the Registration Statement entitled “Prospectus Summary—Market Overview,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Overview,” and “Business” of our name and the estimates developed by us regarding the potential U.S. and worldwide market size of the number of physicians and physician practice sites that perform aesthetic procedures.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement.

EASTON ASSOCIATES, LLC

By:	/s/ Kristine S. Lowe

Kristine S. Lowe
Managing Director